Exhibit 2

Execution Copy

IRREVOCABLE PROXY AND VOTING AGREEMENT

IRREVOCABLE PROXY AND VOTING AGREEMENT, dated as of August 10, 2005 (this “Agreement”), among Daou Systems, Inc., a Delaware corporation (the “Company”), Proxicom, Inc., a Delaware corporation (“Parent”), PRX Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), Galen Partners III, L.P., Galen Partners International III, L.P., and Galen Employee Fund III, L.P., each a Delaware limited partnership (each a “Galen Fund” and together, the “Galen Funds”), and Vincent K. Roach in his individual capacity (“Roach” and together with the Galen Funds, the “Stockholders” and each a “Stockholder”).

WHEREAS, Merger Sub, Parent and the Company, propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that the Company will be merged with and into Merger Sub (the “Merger”); and

WHEREAS, as of the date hereof, the Stockholders own (both beneficially and of record) 3,199,527 shares of Common Stock, par value $0.001 per share, of the Company (“Company Common Stock”) and 2,181,818 shares of Series A-1 Preferred Stock, par value $0.001 per share, of the Company (“Company Preferred Stock”); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that the Stockholders agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement the Stockholders have agreed, to appoint Parent as its attorney and proxy, in accordance with the terms of this Agreement, in respect of 3,199,527 shares of Company Common Stock and 2,181,818 shares of Company Preferred Stock owned by the Stockholder (the “Shares”); and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING AGREEMENT AND PROXY OF THE STOCKHOLDERS

Section 1.1 Voting of the Shares. Each of the Stockholders, severally and not jointly, hereby agree that during the period commencing on the date hereof and continuing until the termination of this Agreement as specified in Article V hereof (the “Termination Date”), at any meeting of the holders of Company Stock (as defined in the Merger Agreement), such Stockholder shall vote (or cause to be voted) the Company Common Stock and Company Preferred Stock held of record or Beneficially Owned (as defined below) by such Stockholder, whether heretofore owned or hereafter acquired, (i) for the Merger and the adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, (ii) against any proposals for any merger, consolidation, sale or purchase of any assets, reorganization, recapitalization, liquidation or winding up of or by the Company or any other extraordinary corporate transaction which shall be inconsistent with the Merger or the other transactions contemplated by the Merger Agreement, (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (iv) against any proposals for the amendment of the certificate of incorporation or by-laws of the Company (including, without limitation, the adoption of any stockholder rights agreement or the authorization or issuance of any new class or series of Company Preferred Stock or Company Common Stock) or any change in the management or board of directors of the Company which shall be inconsistent with the Merger or the other transactions contemplated by the Merger Agreement and (v) for or against the adjournment or postponement of any meeting called to consider the Merger. Each of the Stockholders further agrees not to commit or agree to take any action inconsistent with the foregoing.

For purposes of this Agreement, “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, including pursuant to any agreement, arrangement or understanding, whether or not in writing.

Section 1.2 Proxy. Each Stockholder hereby irrevocably appoints Parent, from and after the date hereof and until the Termination Date (at which point such constitution and appointment shall automatically be revoked), as such Stockholder’s attorney and proxy pursuant to the provisions of Section 212(e) of the Delaware General Corporation Law, with full power of substitution, to vote in such manner as Parent or its duly authorized representative shall, in its sole discretion, deem proper and otherwise act with respect to the Shares and all other securities issued to such Stockholder by the Company in respect of the Shares, which such Stockholder is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise (i) for the Merger and the adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, (ii) against any proposals for any merger, consolidation, sale or purchase of any assets, reorganization, recapitalization, liquidation or winding up of or by the Company or any other extraordinary corporate transaction which shall be inconsistent with the Merger or the other transactions contemplated by the Merger Agreement, (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (iv) against any proposals for the amendment of the certificate of incorporation or by-laws of the Company or any change in the management or board of directors of the Company which shall be inconsistent with the Merger or the other transactions contemplated by the Merger Agreement and (v) for or against the adjournment or postponement of any meeting called to consider the Merger. This Agreement confers no other authority to vote on any other matters. This proxy and power of attorney is irrevocable and coupled with an interest, shall not be terminated by any act of the Stockholders or by operation of law, by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding upon all successors, assigns, heirs, beneficiaries and legal representatives of the Stockholders. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to the Shares (and all other securities issued by the Company to such Stockholder in respect of the Shares) which it may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by such Stockholder with respect thereto. Parent shall not be permitted to make a demand for appraisal rights with respect to the Shares pursuant to any dissenting stockholder or appraisal provision of applicable law. Each Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing. The proxy granted hereby includes the power to call, or cause each Stockholder to call, a special meeting of stockholders of the Company to consider the Merger Agreement and the transactions contemplated thereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder, severally as to information relevant to itself only, hereby represents and warrants to Parent and Merger Sub as follows:

Section 2.1 Authority Relative to This Agreement. The Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

Section 2.2 No Conflict. The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (i) other than disclosure and filing with the Securities and Exchange Commission, require any consent, approval, authorization or permit of, or filing with or notification to any governmental or regulatory authority, domestic or foreign, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the stockholder or by which any property or assets of the Stockholder are bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance of any nature whatsoever on any property or asset of the Stockholder pursuant to, any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party (individually or collectively) or by which the Stockholder or any property or asset of the Stockholder is bound or affected.

Section 2.3 Title to the Shares. As of the date hereof, the Stockholder is the record and beneficial owner of that number of shares of Company Common Stock and Company Preferred Stock set forth beside the Stockholder’s name on Exhibit A attached hereto, which are all the securities of the Company owned, either of record or beneficially, by the Stockholder. Except for Roach’s Pledge Agreement with the Company dated June 1, 2001 (the “Roach Agreement”), the Stockholder owns all such shares of Company Common Stock and Company Preferred Stock free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Stockholder’s voting rights, charges and other encumbrances of any nature whatsoever (except for any encumbrance arising hereunder), and, except as provided in this Agreement, the Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to such shares. Except under the terms of the Roach Agreement, the Stockholder has the sole right and power to vote and dispose of the shares of Company Common Stock and Company Preferred Stock. Except under the terms of the Roach Agreement, none of such shares of Company Common Stock or Company Preferred Stock are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or transfer thereof, except as contemplated by this Agreement.

Section 2.4 Company Stock Options. Except as set forth beside the Stockholder’s name on Exhibit A, the Stockholder does not own, as of the date hereof, and will not acquire prior to the Effective Time (as defined in the Merger Agreement), any Options or Warrants (as defined in the Merger Agreement) of the Company.

Section 2.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder (other than as expressly disclosed in the Merger Agreement relative to the fee payable by the Company with respect to the Merger).

ARTICLE III

COVENANTS OF THE STOCKHOLDERS

Section 3.1 Pre-Closing Transfer Restrictions. Except for the Roach Agreement Stockholder agrees that until the earlier of the Effective Time (as defined in the Merger Agreement) and the termination of this Agreement, such Stockholder, directly or indirectly, will not (i) sell, hypothecate, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift), or create or permit to exist any security interest, lien, claim, pledge, right of first refusal agreement, charge or other encumbrance of any nature whatsoever (collectively, “Transfer”), or enter into any contract, option, put, call or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of any of the Shares to any Person unless such Person has validly executed a counterpart signature page to this Agreement and has agreed to be bound by the terms hereof in all respects, (ii) trade or take any position, hedge or otherwise, with respect to the Shares, (iii) enter into any voting agreement, arrangement or understanding, directly or indirectly, whether by proxy, voting agreement or otherwise, with respect to any of the Shares or deposit any Shares into a voting trust or (iv) take any action that would make any of the representations or warranties contained herein untrue or incorrect or have the effect of preventing or impeding such Stockholder from performing any of its obligations under this Agreement. Nothing herein shall prohibit the conversion of the Shares by operation of law pursuant to a merger, share exchange or other comparable transaction approved by the Company’s stockholders.

Section 3.2 Non Solicitation. From the date hereof until the earlier of the Effective Time and the termination of this Agreement, each Stockholder shall immediately cease and desist and discontinue and cause to be terminated any and all existing activities, whether directly or indirectly through any affiliate, attorney, accountant, financial advisor, employee, independent representative or independent agent of such Stockholder, with respect to any of the following and shall not, directly or indirectly, through any affiliate, attorney, accountant, financial advisor, employee, independent representative or independent agent of such party, solicit, initiate, encourage or take any action to facilitate (including by way of furnishing information or engaging in discussions or negotiations) any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to or relate to, a proposal or offer to acquire all or any substantial part of the business or properties of the Company or any substantial part of the capital stock of the Company, whether by merger, share purchase or exchange, reorganization, recapitalization, liquidation, dissolution, consolidation, business combination, purchase of substantial assets, tender offer, exchange or similar transaction, whether for cash, securities or any other consideration or combination thereof, other than the transaction contemplated by the Merger Agreement and other than another transaction or series of related transactions in which Parent, Merger Sub or a Subsidiary of Parent or Merger Sub is the acquiring Person. Notwithstanding the foregoing, nothing in this Section 3.2 or in this Agreement shall operate to keep any person party hereto (or such person’s affiliate) from acting in his or her capacity as an officer of the Company or as a member of the Company Board (as defined in the Merger Agreement) and discharging his or her fiduciary duty as such, consistent with and subject to the restrictions imposed and actions permitted under Section 5.4 of the Merger Agreement.

ARTICLE IV

TERMINATION

Section 4.1 Termination. This Agreement shall terminate on the earliest to occur of (i) the Effective Time (as defined in the Merger Agreement), (ii) the termination of this Agreement by the mutual written agreement of the parties, (iii) the termination of the Merger Agreement in accordance with its terms or (iv) such date and time as any amendment to the Merger Agreement is effected without such Stockholder’s consent that changes the formula for computation of Common Stock Per Share Merger Consideration or Preferred Stock Per Share Merger Consideration (as each term is defined in the Merger Agreement).

Section 4.2 Effect of Termination. Immediately upon the termination of this Agreement in accordance with Section 4.1 above, this Agreement and all obligations hereunder of the parties hereto shall be terminated in all respects; provided, that, if this Agreement is terminated after the occurrence of a termination of the Merger Agreement pursuant to either Sections 7.1(b)(iii), 7.1(g)(iv), 7.1(c), 7.1(e), 7.1(f) or 7.1(g) thereof, then, if shares of the Company Preferred Stock held by any Galen Fund is, within six (6) consecutive months of the date of such termination, either sold or exchanged, alone or in combination with other securities or promissory notes issued by the Company from time to time, for an aggregate amount in excess of $5.59 per share (“Excess Amount”), Parent shall be entitled to receive from such Galen Fund, in cash, an amount equal to one-quarter (25%) of the Excess Amount. The value of any non-cash consideration provided to the Galen Funds in connection with the sale of any shares of Company Preferred Stock as described above shall be determined in good faith by the Galen Funds, consistent with the methodology used by the Galen Funds to inform their respective limited partners of the return on such limited partners’ investments in transactions requiring payment thereto.

ARTICLE V

COVENANTS OF CERTAIN STOCKHOLDERS

Section 5.1 Galen Funds Agreement. From and after the date hereof until the Effective Time (as defined in the Merger Agreement) unless this Agreement is earlier terminated, the Galen Funds hereby (i) waive, effective immediately prior to the Effective Time, the liquidation preference and any and all other amounts otherwise owed to the Galen Funds under the Company’s Certificate of Incorporation as reflected in the Certificate of Designation of the Series A-1 Preferred Stock, as a result of the consummation of the Merger and agree that the sole consideration to be received by the Galen Funds for the Company Preferred Stock owned by the Galen Funds as a result of the Merger shall be the Preferred Stock Per Share Merger Consideration as set forth in the Merger Agreement, (ii) agree not to exercise any of the Galen Warrants (as defined in the Merger Agreement), and (iii) agree that all of the Galen Warrants will be deemed to be cancelled immediately prior to the Effective Time.

Section 5.2 Covenant to Repay Outstanding Promissory Notes. From and after the date hereof until the Effective Time (as defined in the Merger Agreement), Roach shall cause the aggregate amount of indebtedness (including without limitation principal, interest and any penalty charges or fees) that remains outstanding and unpaid under the terms of the Secured Promissory Note, dated June 1, 2001, made by Roach in favor of the Company in connection with his purchase of Company Common Stock, to be repaid in full and provide evidence of such repayment to Parent on or prior to the Effective Time.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

Section 6.2 Further Assurances. The Stockholders, Parent and Merger Sub will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

Section 6.3 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 6.4 Entire Agreement. This Agreement constitutes the entire agreement among Parent, Merger Sub and the Stockholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among Parent, Merger Sub and the Stockholders with respect to the subject matter hereof.

Section 6.5 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder (but not their obligations hereunder) to any affiliate of Parent or Merger Sub, and the Stockholders may assign their rights hereunder subject to Section 3.1.

Section 6.6 Obligations of Successors; Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors, permitted assigns, heirs and beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.7 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 6.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

Section 6.9 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, reputable overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.9):

if to Parent or Merger Sub:

c/o Gores Technology Group, LLC

6260 Lookout Road

Boulder, CO 80301

Attention: Chief Financial Officer

Telecopier: (303) 531-3200

and

Gores Technology Group, LLC

10877 Wilshire Boulevard, 18th Floor

Los Angeles, CA 90024

Attention: General Counsel

Telecopier: (310) 443-2149

with a copy to:

Bingham McCutchen LLP

355 S. Grand Avenue, Suite 4400

Los Angeles, CA 90071

Attn: Thomas A. Waldman, Esq.

Telecopier: (213) 830-8608

if to the Galen Funds:

c/o Galen Associates

610 Fifth Avenue

New York, NY 10020

Attn: Bruce F. Wesson

Telecopier: (212) 218-4999

with a copy to:

Thelen, Reid & Priest LLP

875 Third Avenue

New York, NY 10022

Attn: Peter K. Anglum, Esq.

Telecopier: (212) 603-2001

if to Roach:

130 Cape Circle

Addison, Maine 04606

Telecopier: (207) 483-9675

Section 6.10 Governing Law. The validity and interpretation of this Agreement shall be governed by the laws of the State of Delaware, without reference to the conflicts of law principles thereof.

Section 6.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The signatures of the parties on this Agreement may be delivered by facsimile and any such facsimile signature shall be deemed an original.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers or representatives as of the day and year first written above.

COMPANY:

DAOU SYSTEMS, INC.

By:
Name:
Title:

PARENT:

PROXICOM, INC.

By:
Name:
Title:

MERGER SUB:

PRX ACQUISITION SUB, INC.

By:
Name:
Title:

STOCKHOLDERS:

Galen Partners III, L.P.
By:	Claudius, LLC,
its general partner

By:
Name:
Title:

Galen Partners International III, L.P.

By:	Claudius, LLC,
its general partner

By:
Name:
Title:

Galen Employee Fund III, L.P.

By:	Wesson Enterprises, Inc.,
its general partner

By:
Name:
Title:
/s/ Vincent K. Roach
Vincent K. Roach, in his individual capacity